UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 1, 2011
SOLAR POWER, INC.
(Exact name of registrant as specified in its charter)

California	000-50142	20- 4956638

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)
1115 Orlando Avenue
Roseville, California 95661-5247
(Address and telephone number of principal executive offices) (Zip Code)
(916) 746-0900
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
The Company previously constructed a photovoltaic system for its wholly-owned subsidiary, Solar Tax Partners 2, LLC (“STP 2”), located on land owned by Aerojet in Rancho Cordova, California (the “Generating Facility”). In order for the Company to be paid for such work, and as previously disclosed, STP 2 and Five Star Bank entered into a Loan Agreement in the aggregate principal amount of $3,898,560 (“Existing Loan”). On June 1, 2011, STP 2 refinanced the Existing Loan by entering into a Term Loan Agreement (the “Loan Agreement”) with East West Bank (“East West”). Under the Loan Agreement, East West agreed to advance a loan in an amount equal to $4,500,000 at a variable interest rate based on the Prime Rate plus 1.25% as provided in the Loan Agreement, not to be less than 6.00% per annum. The Loan Agreement is evidenced by a Promissory Note, which is payable in 108 monthly payments, and maturity date of May 1, 2020.
The Loan Agreement contains customary representations, warranties and financial covenants. In the event of default as described in the Loan Agreement, the accrued and unpaid interest and principal immediately becomes due and payable and the interest rate increases to 11.00% per annum. Borrowings under the Loan Agreement are secured by (i) a blanket security interest in all of the assets of STP 2, and (ii) a first priority lien on the easement interest, improvements, fixtures and other real and personal property related thereto located on the property described in the Loan Agreement. The description of the Loan Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to the Exhibit.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 1.01 is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
No.	Description
10.1	Term Loan Agreement with East West Bank, dated June 1, 2011

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a California Corporation
Dated: June 6, 2011	/s/ Alan M. Lefko
Alan M. Lefko
Vice President of Finance and Secretary

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